NATIONAL FUEL GAS COMPANY


                                     AND ITS


                                  SUBSIDIARIES





                           EMPLOYEE RELOCATION MANUAL













                                    MAY, 1997

                                TABLE OF CONTENTS


INTRODUCTION.................................................................3
STEP 1 - INITIAL MEETING WITH YOUR RELOCATION COORDINATOR....................3
STEP 2 - THE APPRAISAL PROCESS...............................................3
STEP 3 - SELECTING A LISTING REALTOR.........................................4
STEP 4 - ENTERING INTO A LISTING AGREEMENT WITH YOUR REALTOR.................4
STEP 5 - PURCHASE OF YOUR HOME BY NATIONAL FUEL OR, IN THE ALTERNATIVE,
                  REQUEST FOR AN EQUITY LOAN.................................6
STEP 6 - POLICY FOR REIMBURSEMENT OF EXPENSES FOR TRANSFERRED
                  SUPERVISORY EMPLOYEES......................................7
APPENDIX A - SUMMARY OF REIMBURSABLE EXPENSES...............................10
APPENDIX B - TAX CONSIDERATIONS ............................................11





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                                  INTRODUCTION

     This relocation policy manual has been developed to assist you with your move. It includes information regarding all of the necessary procedures and focuses on providing a complete description of your entitlements. New York relocations will be coordinated by Richard J. Miga in the Buffalo Land Department and Pennsylvania relocations will be coordinated by Kevin J. Karg in the Erie Land Department (hereinafter referred to as "your relocation coordinator"). Any questions should be addressed to your relocation coordinator.

     We are cognizant of the fact that a relocation involves your family. In particular, we want to include your spouse as an integral part of the process. The goal of the company relocation policy is to enable you and your family to relocate with minimal inconvenience and without unnecessary expense. The function of this manual is to provide step by step guidelines to ensure that these objectives will be attained.

     On behalf of the management of National Fuel, we extend our best wishes to you on your relocation and are ready to help you along the way.


            Step 1 - Initial Meeting with Your Relocation Coordinator

     Once officer approval has been given for your transfer, please contact your relocation coordinator at your earliest convenience to schedule a meeting. The initial meeting will provide you with the opportunity to review all of the relocation steps with your relocation coordinator.


                         Step 2 - The Appraisal Process


     In order to determine the market value of your home, two appraisals must be conducted. One certified appraiser is chosen by you and one is chosen by National Fuel. National Fuel will pay the fees

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for  both  appraisals.  If  there  is a wide  disparity  in the two  appraisals,
National Fuel may arrange for a third appraisal and consider it in place of the appraisal that is, in National Fuel's judgment, inaccurate. Your relocation coordinator can provide you with a list of several certified appraisers in your geographical area. Do not select an appraiser you are considering as a potential listing agent because that could result in a conflict of interest for the agent. The two appraisals will be averaged to determine the "market value" which enables you to offer your home at a fair and marketable suggested listing price. In addition, this figure will enable you to determine the net equity you have in your home. (Net equity equals the average of the two appraisals less any outstanding mortgages or home equity loans or liens).

     Once you know the value of your home and the underlying equity, you will be able to make an informed decision about the price range of home you should be looking for at your new location. It is important to remember that no consideration will be given by National Fuel if you move to a more or less expensive residence, or because of disparate property values in different geographical areas.

     * Please remember to provide your relocation coordinator with a copy of your appraisal in a timely manner. Your relocation coordinator will provide you with a copy of the appraisal which National Fuel receives as well.

                      Step 3 - Selecting a Listing Realtor

     After the appraisals have been completed, you will need to contact a Realtor to have your home listed. If you sell the home through a board certified Realtor, the sales commission will be reimbursed by National Fuel. If you are uncertain about choosing a Realtor, your relocation coordinator will provide you with a list of several Realtors in your geographical area.

          Step 4 - Entering Into a Listing Agreement With Your Realtor


     Most listing agreements are standardized, but please feel free to ask your relocation coordinator about any uncertainty you may have regarding specific terms and conditions of the agreement. National

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Fuel has a reimbursement cap of 6% on Realtors'  commissions.  If your Realtor's standard commission exceeds 6%, you have the following options:

         1) Negotiate with your Realtor to lower the rate to 6% (most Realtors are agreeable to this reduction);

         2) Pay the additional commission yourself;

         3) Select another Realtor.

     The following provisions must appear in your listing agreement:

         1) The term must not exceed 90 days; and

         2) This exact language:

              "In the event National Fuel Gas Company or any of its subsidiaries elects to purchase this residence, it is understood and agreed that there shall be no commission or fees of any nature payable to the Realtor, agency and/or associates involved with this residence."

     Be careful about determining a listing price for your home. Keep in mind that National Fuel may purchase your home, but only after it is listed with a Realtor and if it does not sell within 90 days after the listing agreement date. If during the above three-month period you receive a purchase offer at less than the market value, the company may, subject to Senior Officer approval, pay the difference to consummate the sale.

     Your Realtor may provide you with a booklet outlining some helpful hints to prepare your home for showings. In most instances these cosmetic adjustments may be made at a small expense; however, National Fuel does not reimburse for these types of expenses.


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               Step 5 - Purchase of Your Home by National Fuel or,

                 in the Alternative, Request for an Equity Loan

         If your home does not sell in 90 days, National Fuel will purchase your home for its market value (see Step 2 - The Appraisal Process). If National does purchase the home, the amount you receive will be:

         THE AVERAGE OF TWO APPRAISALS (MARKET VALUE)

         LESS:    ANY OUTSTANDING MORTGAGE, HOME EQUITY LOAN BALANCE, OR LIEN

         LESS:    3% REALTOR COMMISSION (HALF STANDARD BROKER'S FEE)
         ----------------------------------------------------------

         =        NET AMOUNT YOU WILL RECEIVE


         In the alternative, National Fuel will, at your request, consider loaning to you, on a demand note at no interest, money in an amount not exceeding your equity in the home being sold. This loan amount is calculated by determining the market value of the property, less the amount of any outstanding mortgages. Such demand note is to be repaid:

                  1)  within 30 days after the sale of your home, and

                  2)  not more than one year from the date the loan was made, or

                  3)  upon demand by National Fuel.

When an equity loan is provided National Fuel may, after the expiration of the 90 day listing period and upon your request, make mortgage payments to support the residence until it is sold.



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                Step 6 - Policy for Reimbursement of Expenses for

                        Transferred Supervisory Employees


         National Fuel shall reimburse relocation expenses for supervisors who are requested by the company to change their place of residence as follows*:

                  1)  Living  expenses.  Living  expenses  for you at  your  new
                      ----------------
                  location for a duration to be determined by the appropriate Senior Officer in accordance with the following:

                           a)  Payment will be made for sleeping accommodations

                           b) Payment for meals, breakfast, supper and also lunch when this is in accordance with National Fuel's policy.

                           c)   Payment   for   or   provision   of   round-trip
                  transportation  home not more often than once a week.

                  2)  Costs  associated  with  sale of  existing  residence  and
                      ----------------------------------------------------------
                  purchase of new  residence.  Costs that are incurred  when you
                  --------------------------
                  sell your existing residence and purchase a new residence are reimbursed in accordance with the following:

                           a)  Mortgage  rate   differential.   Because  of  the
                               -----------------------------
                  potential disparity between mortgage rates at the time of relocation and historical rates, National Fuel will pay, when applicable, annually to you, for the three years beginning on the first anniversary of the move, a cash allowance equal to the interest rate on the new mortgage less the interest rate on your prior mortgage (on the residence being moved from), times the principle balance remaining on the prior mortgage at the time of the transfer. If you are no longer in the employ of National Fuel or sell the new house before the end of the three-year period, the allowance will immediately terminate. You must provide the relocation coordinator with a bank statement indicating the interest rate and mortgage balance. This allowance will be treated as ordinary income.


-------------------
*All expenses associated with the relocation should be submitted to your relocation coorindator for reimbursement.

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                           b)  Closing  expenses.  National  Fuel will  pay,  in
                               -----------------
                  connection  with the transfer,  within one year of the date of
                  the  transfer,  the  "Reimbursable   Expenses"  set  forth  on
                  Appendix A. Immediately after the closing,  you should provide
                  closing   statements  to  the   relocation   coordinator   for
                  appropriate reimbursement.

                           c) Salary allowance.  You will be paid a five percent
                              ----------------
                  (5%) allowance on salary in effect at the time of transfer in the year of the transfer, and a two and one-half percent (2 1/2%) allowance in the subsequent year, payable on the anniversary of the move, to cover the incidental expenses of the required move. These allowances will be treated as ordinary income.

                  3) House-hunting expenses. Payment for any reasonable expenses
                     ----------------------
                  incurred in the process of looking for a residence at your new location. Reimbursable expenses include mileage, meals and hotel.

                  4) Household moving costs.  Reasonable  direct moving costs of
                     ----------------------
                  furniture and personal possessions, including mileage, packing and necessary unpacking charges, in accordance with the following:

                           a) You should  receive a cost  estimate from at least
                  two reputable moving companies and, unless otherwise directed by National Fuel, select the moving company which submits the least expensive estimate. National Fuel may, at its option, receive a cost estimate from an additional moving company and require you to select such company.

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                           b) The  moving  company's  bill  will be paid  either
                  directly by National  Fuel or you may pay the bill and present
                  the  receipted  bill  to  your   relocation   coordinator  for
                  reimbursement.

                           c) No cash  allowances  for moving costs will be made
                  by National Fuel.

                           d) Any exceptional costs, such as those involving the
                  storage of furniture, etc., will be considered by National Fuel on an individual basis.



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                                   APPENDIX A


                         SUMMARY - REIMBURSABLE EXPENSES

                              PURCHASE OF NEW HOME


       REIMBURSABLE                                    NON-REIMBURSABLE
       ------------                                    ----------------

Title Insurance                                Interest Adjustments
Legal Services                                 Points a/k/a Loan Origination
Recording Fees                                   Fees or Loan Discount Fees
Mortgage Tax1                                  Tax/Utility Adjustments
Judgment Search                                Property Assessments Adjustments
Bank Appraisal Fees  )
Credit Investigation )
Mortgage Application ) These items reimbursed
Bank Attorney's fees )  up to $1,000 total
Reasonable inspections; limited to:)
     Radon Tests
     Engineer Reports
     Others, with prior approval

One year's Private Mortgage Insurance

                              SALE OF EXISTING HOME


       REIMBURSABLE                                    NON-REIMBURSABLE
       ------------                                    ----------------

Real Estate Broker's Fee2                      Tax/Utility Adjustments
Legal Services                                 Property Assessment Adjustments
Local Transfer Taxes                           Pre-Sale Renovations
State Transfer Taxes
Lien Information Search
Survey
Recording Fees

--------------------------
1) 3/4 of 1% less $25.00 - New York only.
2) See pages 5 and 6




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                                   APPENDIX B

                               TAX CONSIDERATIONS

         In general, certain moving expense reimbursements are excludable from an employee's income if the following conditions are met:

               The expenses must be incurred in connection with the commencement of work at a new location.

               The employee's commute to the new place of work must be at least 50 miles farther than the employee's commute from his or her old residence, and;

               The employee must work in the new location for 39 weeks during the 12-month period following the move.

                            QUALIFIED MOVING EXPENSES

         Qualified moving expenses incurred by and reimbursed either directly to or indirectly for an employee are excluded from Gross Income on Form W-2.

         Qualified moving expenses are:

               Traveling  expenses,   (including   Lodging),   from  the  former
               residence to the new residence, and;

               Moving expenses for transporting household goods and personal effects from the former residence to the new residence.


                          NON-QUALIFIED MOVING EXPENSES

         Reimbursements relating to non-qualified moving expenses are includable as income to the employee. Non-qualified moving expenses are any expenses other than qualified moving expenses incurred by or reimbursed either directly or indirectly in association with a move. To offset the increased tax liability related to such reimbursements, National Fuel will "gross up" these expense reimbursements except for the interest rate differential and salary allowance, so that any additional tax liability relating to such reimbursement is minimized. (If questions arise regarding this "gross up" calculation, please contact the Payroll Department.) Non-qualified moving expenses include the following:

               Salary  Allowance - 5% first year and 2 1/2% second year

               Interest Rate  Differential

               Storage  Charges

               Purchase of the  employee's residence

               Expenses associated with the sale of the old or purchase of the new residence

               Cost of meals or other  personal  costs  reimbursed

               Reasonable   expenses   associated   with  house  hunting  visits

               Temporary  living expenses - if applicable

               Expenses incurred in the settling of an unexpired lease or the acquisition of a new lease on property to be used as the new residence - if applicable

         These expense reimbursements will be grossed-up for tax purposes with the exception of the Salary Allowance and Interest Rate Differential.

         There may be other non-qualified expenses associated with moving. If you have any questions, please contact your relocation coordinator.